UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2004

HOLLYWOOD ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	000-21824	93-0981138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9275 SW Peyton Lane Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 570-1600

No Change

(Former name or former address, if changed since last report.)

Item 5. Other Events.

Hollywood Entertainment Corporation ( “Hollywood”) is aware of eight lawsuits filed in the circuit courts of Oregon for the counties of Clackamas and Multnomah related to the proposed merger (the “Merger”) of a wholly owned subsidiary of Carso Holdings Corporation (“Holdings”) with and into Hollywood pursuant to the Agreement and Plan of Merger, dated as of March 28, 2004, among Hollywood, Holdings and a wholly owned subsidiary of Holdings, as amended June 4, 2004 (the “Merger Agreement”). These lawsuits are purported class action and derivative suits. Each of the lawsuits seeks a court order enjoining Hollywood from completing the Merger, as well as costs and attorneys’ fees to the plaintiffs’ lawyers. Some of the suits additionally request damages in an unstated amount allegedly suffered by our shareholders by reason of the Merger Agreement.

Pursuant to a stipulation of the parties, on June 24, 2004, the Clackamas County court entered an order consolidating the six lawsuits pending there and appointed co-lead counsel. On July 8, 2004, the parties signed a memorandum of understanding regarding a potential settlement of the Clackamas and Multnomah County cases. The potential settlement contemplated by the memorandum involves Hollywood’s agreement to provide additional disclosures in the proxy statement relating to the Merger and the parties to the Merger Agreement amending it to decrease the termination fee payable under certain circumstances from $26.5 million to $21.2 million. The potential settlement also calls for the parties to the Merger Agreement to amend it to provide that the number of shares of Hollywood common stock that must be voted in favor of the Merger in order for it to be deemed approved by the holders of Hollywood common stock shall be calculated as 50% of the total outstanding shares of common stock plus one share, with outstanding shares owned by Mark Wattles not counted in reaching such 50% number, although Mr. Wattles shares shall be counted in determining whether a quorum is present. The parties are preparing a second amendment to the Merger Agreement to reflect the foregoing, which the parties anticipate will become effective upon preliminary approval by the court of the settlement terms set forth in the memorandum of understanding.

In addition, pursuant to the potential settlement, Holdings would also covenant that, for the period ending 9 months after the effective date of the Merger, it will not, nor will it cause any of its affiliates to, close any transaction in which it sells Hollywood to an unaffiliated third party, whether by merger, consolidation or otherwise, or otherwise dispose to an unaffiliated third party all or substantially all of the assets that are owned by Hollywood, for aggregate consideration of more than $1.6 billion (calculated as the total fair market value of all cash, securities or any other form of consideration paid by the acquiring parties to Holdings, plus the amount of any debt assumed or acquired in connection with such transaction). In the event of a breach of this covenant, Holdings and Hollywood would agree to pay liquidated damages in the amount of $60.0 million into an escrow account for distribution to Hollywood’s shareholders at the time of the merger, within five business days of the closing of any such transaction. The parties to the memorandum of understanding explicitly agreed that they do not intend this provision to be treated as a security under federal or state law, and in the event any applicable court or agency finds that it should be treated as a security, or requires Hollywood to file reports under the Securities Exchange Act of 1934 that would not be otherwise required, this provision would be null and void, without affecting the validity of the rest of the settlement.

The potential settlement contemplated by the parties would also provide for the payment by Hollywood of $995,000 to the plaintiffs’ counsel for fees and costs. No part of the settlement costs will be paid by Hollywood’s officers or directors individually or by any other defendant. The settlement would not involve any admissions of breaches of fiduciary duty or other wrongdoing by Hollywood, any of its officers or directors, or any other defendant. The settlement and payment of the plaintiffs’ counsel’s fees would be conditioned upon, among other things, consummation of the Merger. Any final settlement agreement signed by the parties must be approved by the Court in Clackamas County. The parties to all of the pending cases are expected to agree that the actions filed in Multnomah County would be dismissed with prejudice upon approval of any settlement. While Hollywood expects to diligently negotiate the terms of a final settlement agreement, there can be no assurances that a settlement agreement will be signed or consummated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2004

Hollywood Entertainment Corporation

By:	/s/ TIMOTHY R. PRICE
Timothy R. Price
Chief Financial Officer